                                                                                    Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

 513/579-7764

Investor – Matt Stautberg

 513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS FOURTH QUARTER AND FY2015 RESULTS

Diluted 2015 EPS is $3.22, or $3.77 as adjusted, exceeding guidance;

Company provides 2016 sales and earnings guidance

CINCINNATI, Ohio, February 23, 2016 – Macy's, Inc. today reported fiscal 2015 earnings per diluted share of $3.22, or $3.77 per diluted share excluding asset impairments, store closing and other costs. The company's fourth quarter and full-year sales and earnings exceed the company's most recent guidance.

“While 2015 was challenging, our sales trend improved in January as the weather turned colder in northern climate zones and Macy's and Bloomingdale's were well-stocked in coats, boots, sweaters, gloves, hats and other seasonal goods. As the year ended, our inventories were in good shape (up by 0.7 percent on a comp basis),” said Terry J. Lundgren, chairman and chief executive officer of Macy's, Inc. “We are encouraged by the way the business responded going into 2016, and we believe we are well positioned to stabilize sales levels this year as we lay the foundation for enhanced shareholder value and sustained, long-term profitable growth. Given our determination to rise above our disappointing 2015 performance, I have reminded my team that our setback last year is a setup for our comeback.

“Moving ahead, Macy's remains rooted in the M.O.M. strategies that have resonated with customers seeking fashion, value, quality and convenience as customers shop us in stores and digitally. But we are redefining, updating and redirecting our efforts in each letter of M.O.M. to carry us forward – with My Macy's evolving from localization to personalization, Omnichannel now focused on providing Omni Choices for customers, and engaging customers by making Magic Connections,” Lundgren said. “After the previous six consecutive years of cumulative success, 2015 reminded us that retailing is a dynamic business that requires continuous reinvention as the customer evolves. Today, we are examining every aspect of our business so we can grow profitable sales and re-attain our goal over time of an EBITDA rate as a percent of sales of 14 percent.

 “We should not lose sight of the investments we made in 2015 that will help us down the road. We registered yet another year of double-digit growth in our online business, fueled by exceptional increases in mobile traffic and increased conversions, with exciting new offerings from macys.com and bloomingdales.com. We expanded our online capacity with a new state-of-the-art fulfillment center in Tulsa, OK. We announced licensed department arrangements with companies including LensCrafters, Men's Wearhouse and Best Buy to add new categories to the Macy's store assortment. We completed the acquisition of Bluemercury, which added capabilities to our signature beauty business. We developed and launched Macy's Backstage, which will be piloted as an in-store concept this spring. And we began initial testing of online selling in China in a new joint venture with a Hong Kong-based partner,” he added.

For the full year 2015, adjusted earnings (excluding items described below) were $3.77 per diluted share. Due primarily to higher sales and lower expenses, this exceeds the company's most recent guidance for 2015 earnings of $3.54 to $3.59 on the same basis. Comparable sales on an owned plus licensed basis in the full-year 2015 declined by 2.5 percent. This compares to the most recent guidance for 2015 sales on an owned plus licensed basis to be down 2.7 percent. On an owned basis, full-year 2015 comparable sales declined by 3.0 percent.

Real Estate Update

Macy's, Inc., through its financial advisors, has begun the process of contacting potentially interested parties with respect to partnership or joint venture transactions involving the company's flagship and mall-based properties.  There has been a high degree of initial interest at this preliminary stage but it is premature to comment further at this point.

Sales

For the 52 weeks of fiscal 2015, Macy's, Inc. sales totaled $27.079 billion, down 3.7 percent from total sales of $28.105 billion in fiscal 2014. Comparable sales on an owned plus licensed basis for the full-year 2015 declined by 2.5 percent. On an owned basis, full-year 2015 comparable sales were down 3.0 percent.

Sales in the 13-week fourth quarter of 2015 totaled $8.869 billion, down 5.3 percent from total sales of $9.364 billion in the fourth quarter of 2014. Comparable sales on an owned plus licensed basis for the fourth quarter were down 4.3 percent. On an owned basis, fourth quarter comparable sales declined by 4.8 percent.

In fiscal 2015, the company opened a total of 26 stores and closed 40 stores, all as previously announced. New stores included Macy's in Ponce, PR, Bloomingdale's in Honolulu, HI, 15 Bluemercury self-standing stores, six Macy's Backstage self-standing stores and three Bloomingdale's Outlets. The 40 closed Macy's stores were listed in the company's announcement of Jan. 6, 2016.

Operating Income

For fiscal 2015, Macy's, Inc.'s operating income totaled $2.039 billion or 7.5 percent of sales, compared with operating income of $2.800 billion or 10.0 percent of sales for fiscal 2014. Macy's, Inc.'s fiscal 2015 operating income included $288 million of impairments, store closing and other costs. The $288 million included $148 million of asset impairment charges primarily related to store closings announced in January 2016 and $123 million of severance and other human resources-related costs associated with organizational changes and store closings announced in January 2016. Excluding these items, operating income for fiscal 2015 was $2.327 billion or 8.6 percent of sales. Macy's, Inc.'s fiscal 2014 operating income included expenses and asset impairment charges of $87 million associated with merchandising and marketing restructuring, store and field adjustments, and store closings. Excluding these items, operating income for fiscal 2014 was $2.887 billion or 10.3 percent of sales.

Macy's, Inc.'s operating income totaled $936 million or 10.6 percent of sales for the 13-week quarter ended Jan. 30, 2016, compared with operating income of $1.364 billion or 14.6 percent of sales for the fourth quarter of fiscal 2014. Macy's, Inc.'s fourth quarter 2015 operating income included $177 million of impairments, store closing and other costs. The $177 million included $37 million of asset impairment charges primarily related to store closings announced in January 2016 and $123 million of severance and other human resources-related costs associated with organizational changes and store closings announced in January 2016.  Excluding these items, operating income for the fourth quarter of 2015 was $1.113 billion or 12.6 percent of sales. Fourth quarter 2014 operating income included asset impairment charges of $87 million associated with merchandising and marketing restructuring, store and field adjustments, and store closings. Excluding these items, operating income for the fourth quarter of 2014 was $1.451 billion or 15.5 percent of sales.

Operating income for fourth quarter and full-year 2015 includes $84 million of the approximately $250 million gain to be realized from the sale of Brooklyn real estate. The remainder of the gain is expected to be booked in fiscal 2016 and fiscal 2017.

Earnings Per Share

Earnings per diluted share on an adjusted basis for fiscal 2015 were $3.77 after excluding $288 million ($184 million after tax or 55 cents per diluted share) of impairments, store closing and other costs.

For the full-year fiscal 2014, Macy's, Inc. earned $4.22 per diluted share.  Earnings per diluted share for fiscal 2014 were $4.40 after excluding charges of $87 million ($54 million after tax or 15 cents per diluted share) associated with previously announced merchandising and marketing restructuring, store and field adjustments, store closings and asset impairments, as well as $17 million ($10 million after tax or 3 cents per diluted share) of expense related to the make-whole premium for the early retirement of debt.

Fourth quarter 2015 earnings were $1.73 per diluted share, or $2.09 excluding $177 million ($115 million after tax or 36 cents per diluted share) of impairments, store closing and other costs.

Fourth quarter 2014 earnings were $2.26 per diluted share, or $2.44 excluding charges of $87 million ($54 million after tax or 15 cents per diluted share) associated with previously announced merchandising and marketing restructuring, store and field adjustments, store closings and asset impairments, as well as $17 million ($10 million after tax or 3 cents per diluted share) of expense related to the make-whole premium for the early retirement of debt.

Cash Flow

Net cash provided by operating activities was $1.984 billion in fiscal 2015, compared with $2.709 billion in fiscal 2014. Net cash used by investing activities in fiscal 2015 was $1.092 billion, compared with $970 million in the previous year. Thus, net cash provided before financing activities was $892 million in fiscal 2015, compared with $1.739 billion in fiscal 2014.

In fiscal 2015, the company repurchased approximately 34.8 million shares of its common stock for approximately $2.0 billion. At Jan. 30, 2016, the company had remaining authorization to repurchase up to approximately $500 million of its common stock.

Looking Ahead

The company expects comparable sales on an owned plus licensed basis to decline by approximately 1 percent in fiscal 2016, with comparable sales on an owned basis to be approximately 50 basis points lower. Total sales are expected to be down by approximately 2 percent in fiscal 2016, reflecting the 40 stores closed in 2015. Earnings of $3.80 to $3.90 per diluted share are expected in 2016. Capital expenditures for 2016 are expected to be approximately $900 million, compared with the capital expenditures of approximately $1.1 billion in fiscal 2015.

In fiscal 2016, the company expects to open a new Macy's store in Kapolei, HI, as well as approximately 42 additional Bluemercury locations (24 freestanding and 18 inside Macy's) and 16 Macy's Backstage locations (1 freestanding and 15 inside Macy's). Announced new stores in future years include Macy's in Murray, UT (2017), a Macy's replacement store in Los Angeles, CA (2017), and Bloomingdale's in San Jose, CA (2017) and Norwalk, CT (2018). In addition, a new Bloomingdale's store is expected to open in 2017 in Kuwait, and new Macy's and Bloomingdale's stores are planned to open in Abu Dhabi, United Arab Emirates, in 2018 under license agreements with Al Tayer Group.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company's comparable sales and non-GAAP financial measures.

Investor Conference

Macy's, Inc. will present at the Bank of America Merrill Lynch 2016 Consumer & Retail Technology Conference at 8 a.m. ET on Tuesday, March 15, in New York City. Media and investors may access the live webcast of the presentation at www.macysinc.com/ir at the appointed time. The webcast will be available for replay.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2015 sales of $27.079 billion. The company operates about 870 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bloomingdale’s Outlet, Macy's Backstage and Bluemercury, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale’s in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s call with analysts and investors will be held today (Feb. 23) at 9 a.m. ET. The webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-806-6224, passcode 9176608. A replay of the conference call can be accessed on the website or by calling 1-888 203-1112 (same passcode) about two hours after the conclusion of the call.)

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   January 30, 2016

   January 31, 2015

$	% to

Net sales

$	% to

Net sales

Net sales...................................................................	$ 8,869		$ 9,364

Cost of sales (Note 1).................................................	5,549	62.6%	5,589	59.7%

Gross margin..............................................................	3,320	37.4%	3,775	40.3%

Selling, general and administrative expenses................	(2,207)	(24.8%)	(2,324)	(24.8%)

Impairments, store closing and other costs (Note 2).....	(177)	(2.0%)	(87)	(0.9%)

Operating income......................................................	936	10.6%	1,364	14.6%

Interest expense – net...............................................	(93)		(97)

Premium on early retirement of debt (Note 3).............	-		(17)

Income before income taxes......................................	843		1,250

Federal, state and local income tax expense (Note 4)...	(300)		(457)

Net income...............................................................	543		793

Net loss attributable to noncontrolling interest.............	1		-

Net income attributable to Macy's, Inc. shareholders...	$ 544		$ 793

Basic earnings per share attributable to Macy's, Inc. shareholders....................................	$ 1.74		$ 2.30

Diluted earnings per share attributable to Macy's, Inc. shareholders....................................	$ 1.73		$ 2.26

Average common shares:
Basic..................................................................	312.2		344.3
Diluted................................................................	314.8		350.9

End of period common shares outstanding..................	310.3		340.6

Depreciation and amortization expense.......................	$ 270		$ 266

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 13 weeks ended January 30, 2016 or January 31, 2015.

(2)  For the 13 weeks ended January 30, 2016, includes $37 million of asset impairment charges primarily related to the store closings announced in January 2016 and $123 million of severance and other human resource-related costs associated with the organization changes and store closings announced in January 2016.  For the 13 weeks ended January 31, 2015, included $33 million of asset impairment charges primarily related to the store closings announced in January 2015 and $46 million of severance and other human resource-related costs associated with the organization changes and store closings announced in January 2015.  For the 13 weeks ended January 30, 2016 and January 31, 2015, these costs amounted to $.36 and $.15 per diluted share attributable to Macy's, Inc. shareholders.

(3)  For the 13 weeks ended January 31, 2015, included approximately $17 million on a pre-tax basis, or $10 million after tax or $.03 per diluted share attributable to Macy's, Inc. shareholders, of expenses associated with the make-whole premium for the retirement of $407 million of 7.875% senior notes due 2015.

(4)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

(All amounts in millions except percentages and per share figures)

	52 Weeks Ended		52 Weeks Ended

   January 30, 2016

   January 31, 2015

$	% to

Net sales

$	% to

Net sales

Net sales....................................................................	$ 27,079		$ 28,105

Cost of sales (Note 1)..................................................	16,496	60.9%	16,863	60.0%

Gross margin...............................................................	10,583	39.1%	11,242	40.0%

Selling, general and administrative expenses................	(8,256)	(30.5%)	(8,355)	(29.7%)

Impairments, store closing and other costs (Note 2).....	(288)	(1.1%)	(87)	(0.3%)

Operating income.......................................................	2,039	7.5%	2,800	10.0%

Interest expense – net................................................	(361)		(393)

Premium on early retirement of debt (Note 3)..............	-		(17)

Income before income taxes.......................................	1,678		2,390

Federal, state and local income tax expense (Note 4)...	(608)		(864)

Net income.................................................................	1,070		1,526

Net loss attributable to noncontrolling interest.............	2		-

Net income attributable to Macy's, Inc. shareholders...	$ 1,072		$ 1,526

Basic earnings per share attributable to Macy's, Inc. shareholders.....................................	$ 3.26		$ 4.30

Diluted earnings per share attributable to Macy's, Inc. shareholders.....................................	$ 3.22		$ 4.22

Average common shares:
Basic..................................................................	328.4		355.2
Diluted................................................................	333.0		361.7

End of period common shares outstanding..................	310.3		340.6

Depreciation and amortization expense.......................	$ 1,061		$ 1,036

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 52 weeks ended January 30, 2016 or January 31, 2015.

(2)  For the 52 weeks ended January 30, 2016, includes $148 million of asset impairment charges primarily related to the store closings announced in January 2016 and $123 million of severance and other human resource-related costs associated with the organization changes and store closings announced in January 2016.  For the 52 weeks ended January 31, 2015, included $33 million of asset impairment charges primarily related to the store closings announced in January 2015 and $46 million of severance and other human resource-related costs associated with the organization changes and store closings announced in January 2015.  For the 52 weeks ended January 30, 2016 and January 31, 2015, these costs amounted to $.55 and $.15 per diluted share attributable to Macy's, Inc. shareholders.

(3)  For the 52 weeks ended January 31, 2015, included approximately $17 million on a pre-tax basis, or $10 million after tax or $.03 per diluted share attributable to Macy's, Inc. shareholders, of expenses associated with the make-whole premium for the retirement of $407 million of 7.875% senior notes due 2015.

(4)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	January 30,	January 31,
	2016	2015
ASSETS:
Current Assets:
Cash and cash equivalents........................................................	$ 1,109	$ 2,246
Receivables.............................................................................	558	424
Merchandise inventories...........................................................	5,506	5,417
Prepaid expenses and other current assets.................................	479	493
Total Current Assets.............................................................	7,652	8,580

Property and Equipment – net.....................................................	7,616	7,800
Goodwill....................................................................................	3,897	3,743
Other Intangible Assets – net......................................................	514	496
Other Assets..............................................................................	897	711

Total Assets.........................................................................	$20,576	$21,330

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt.......................................................................	$ 642	$ 76
Merchandise accounts payable.................................................	1,526	1,594
Accounts payable and accrued liabilities....................................	3,333	3,109
Income taxes...........................................................................	227	296
Total Current Liabilities.........................................................	5,728	5,075

Long-Term Debt.........................................................................	6,995	7,233
Deferred Income Taxes..............................................................	1,477	1,443
Other Liabilities...........................................................................	2,123	2,201
Shareholders' Equity:
Macy's, Inc..............................................................................	4,250	5,378
Noncontrolling interest..............................................................	3	-
Total Shareholders' Equity.....................................................	4,253	5,378

Total Liabilities and Shareholders’ Equity................................	$20,576	$21,330

Note: Certain reclassifications were made to prior year's amounts to conform with the classifications of such amounts in the most recent years.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

52 Weeks Ended

January 30, 2016

52 Weeks Ended

January 31, 2015

Cash flows from operating activities:
Net income......................................................................	$ 1,070	$ 1,526
Adjustments to reconcile net income to net cash provided by operating activities:
Impairments, store closing and other costs...................	288	87
Depreciation and amortization.....................................	1,061	1,036
Stock-based compensation expense.............................	65	73
Amortization of financing costs and premium on acquired debt...........................................................	(14)	(5)
Changes in assets and liabilities:
(Increase) decrease in receivables...........................	(45)	22
(Increase) decrease in merchandise inventories........	(60)	44
Increase in prepaid expenses and other current assets.	-	(3)
Increase in other assets not separately identified.......	(1)	(61)
Decrease in merchandise accounts payable.............	(78)	(21)
Increase (decrease) in accounts payable, accrued liabilities and other items not separately identified	(144)	37
Decrease in current income taxes...........................	(69)	(65)
Increase (decrease) in deferred income taxes..........	(1)	29
Increase (decrease) in other liabilities not separately identified...........................................	(88)	10
Net cash provided by operating activities..............	1,984	2,709

Cash flows from investing activities:
Purchase of property and equipment................................	(777)	(770)
Capitalized software.......................................................	(336)	(298)
Acquisition of Bluemercury, Inc., net of cash acquired.....	(212)	-
Disposition of property and equipment.............................	204	172
Other, net.....................................................................	29	(74)
Net cash used by investing activities....................	(1,092)	(970)

Cash flows from financing activities:
Debt issued...................................................................	499	1,044
Financing costs..............................................................	(4)	(9)
Debt repaid...................................................................	(152)	(870)
Dividends paid...............................................................	(456)	(421)
Increase (decrease) in outstanding checks.......................	(83)	133
Acquisition of treasury stock...........................................	(2,001)	(1,901)
Issuance of common stock..............................................	163	258
Proceeds from noncontrolling interest..............................	5	-
Net cash used by financing activities...................	(2,029)	(1,766)

Net decrease in cash and cash equivalents.........................	(1,137)	(27)
Cash and cash equivalents at beginning of period................	2,246	2,273

Cash and cash equivalents at end of period..........................	$ 1,109	$ 2,246

Note: Certain reclassifications were made to prior year's amounts to conform with the classifications of such amounts in the most recent years.

MACY'S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages)

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. See the table below for supplemental financial data and a corresponding reconciliation to the most directly comparable GAAP financial measures. This non-GAAP financial measure should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in this non-GAAP financial measure may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. Additionally, the amounts received by the Company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Macy's, Inc. believes that providing changes in comparable sales on an owned plus licensed basis, which includes the impact of growth in comparable sales of departments licensed to third parties supplementally to its results of operations calculated in accordance with GAAP assists in evaluating the Company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, on a comparable basis, and in evaluating the impact of changes in the manner in which certain departments are operated.

13 Weeks

Ended

January 30,

2016

52 Weeks

Ended

January 30,

2016

Decrease in comparable sales on an owned basis (Note 1).........	(4.8)%	(3.0)%

Impact of growth in comparable sales of departments licensed to third parties (Note 2)..........................................	0.5%	0.5%

Decrease in comparable sales on an owned plus licensed basis..	(4.3)%	(2.5)%

Notes:

(1)   Represents the period-to-period change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties.

(2)   Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and via the Internet in the calculation of comparable sales. The Company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the Company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e. on an owned basis). The Company believes that the amounts of commissions earned on sales of departments licensed to third parties are not material to its results of operations for the periods presented.